Exhibit 99.1
NEWS RELEASE
Visteon provides preliminary 2008 financial data and updates restructuring and other actions
•	Fourth quarter 2008 product sales estimated at $1.55 billion

•	2008 year-end cash balances of $1.18 billion

•	Three-year improvement plan completed

•	Cost-reduction actions continue
VAN BUREN TOWNSHIP, Mich., Jan.13, 2009 — Visteon Corporation (NYSE: VC), one of the world’s leading suppliers of automotive components and integrated systems, is providing preliminary estimates of certain financial information for the fourth quarter and full year 2008, along with an update on restructuring and other business actions. Visteon expects to release its final fourth-quarter and full-year 2008 financial results on Feb. 25, 2009.
Product sales for fourth quarter 2008 are estimated to be $1.55 billion, while full year 2008 sales are estimated at $9.1 billion. Approximately 22 percent of total fourth quarter product sales were in North America,with 37 percent in Europe and 35 percent in Asia-Pacific. The reduction in fourth quarter sales compared with a year ago is largely attributable to significantly lower vehicle production by Visteon’s global customers.
Visteon continues to win new business with a broad spectrum of customers across all regions, a reflection of the company’s significant global footprint and breadth of innovative products. New business wins in 2008 were about $650 million. Many of the innovations in Visteon’s climate, interiors, electronics and lighting products are featured on vehicles prominently displayed at the 2009 North American International Auto Show in Detroit. This includes significant products for both the NAIAS 2009 Car of the Year — Hyundai Genesis — and the 2009 Truck of the Year — Ford F-150.
Visteon’s year-end 2008 cash balances were $1.18 billion, which include $75 million drawn under the company’s principal U.S. credit line. Visteon’s debt balances at year-end 2008 were approximately $2.76 billion and include $92 million for the non-cash impact of on-balance sheet accounting treatment for the Europe securitization facility, which was amended in fourth quarter 2008.
Restructuring and Other Actions
Visteon completed its three-year improvement plan at a lower cost and with greater savings than originally planned. Recent actions taken at two Western European manufacturing locations bring to 30 the total number of facilities addressed. As of Dec. 31, 2008, $68 million was available in the escrow account to fund future restructuring actions.
Visteon continues to take other aggressive actions in light of the current vehicle production environment. The company is on track to complete, by the end of first quarter 2009, the reduction of 800 salaried employees globally, announced in October 2008. This action will generate an estimated per annum savings of $60 million once completed. For the month of January 2009, Visteon adopted a four-day workweek schedule for about 2,000 salaried employees at its Van Buren Township and Plymouth, Mich., facilities commensurate with a 20 percent reduction in base salaries. This action will be reassessed based on future market conditions. The company also has implemented other actions to reduce costs including the suspension of 401(k) matching contributions and 2009 salary increases, the elimination of certain benefit programs, and a reduction in new hiring. Additional actions are being taken to reduce capital expenditures, working capital and non-personnel expenses.
Forward Looking Information
This presentation contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including general economic conditions, changes in interest rates and fuel prices; the automotive vehicle production volumes and schedules of our customers; work stoppages at our customers; our ability to satisfy our future capital and liquidity requirements and comply with the terms of our existing credit agreements and indentures; the financial distress of our suppliers, or other significant suppliers to our customers, and possible disruptions in the supply of commodities to us or our customers due to financial distress or work stoppages; our ability to timely implement, and realize the anticipated benefits of restructuring and other cost-reduction initiatives, and our successful execution of internal performance plans and other productivity efforts; the timing and expenses related to restructurings, employee reductions, acquisitions or dispositions; increases in raw material and energy costs and our ability to offset or recover these costs; the financial condition of our customers and the effects of reorganization, consolidation and/or restructuring plans that may be announced by our customers; the effect of pension and other post-employment benefit obligations; increases in our warranty, product liability and recall costs; the outcome of legal or regulatory proceedings to which we are or may become a party; our ability to meet the continued listing standards of the New York Stock Exchange; as well as those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2007). We assume no obligation to update these forward-looking statements. The financial results presented herein are preliminary and unaudited and are subject to change; final financial results will be included in the company’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2008.
Visteon Corporation is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior, electronic and lighting products for vehicle manufacturers, and also provides a range of products and services to aftermarket customers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Kerpen, Germany; the company has facilities in 26 countries and employs approximately 35,500 people.
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Visteon news releases, photographs and product specification details are available at www.visteon.com

Media: Jim Fisher 734-710-5557 jchris18@visteon.com	Investors: Steve Ward 734-710-5800 sward8@visteon.com